EXHIBIT 16

May 29, 1997



Securities and Exchange Commission
Washington, D.C.   20549


Ladies and Gentlemen:

We were previously principal accountants for Tidewater Inc. and, under the date of April 30, 1997, we reported on the consolidated financial statements of Tidewater Inc. and subsidiaries as of March 31, 1997 and 1996 and for each of the years in the three-year period ended March 31, 1997. On May 22, 1997, our appointment as principal accountants was terminated. We have read Tidewater Inc.'s statements included under Item 4 of its Form 8-K dated May 22, 1997. We agree with such statements, except that we are not in a position to agree or disagree with Tidewater Inc.'s statement that the change was recommended by the audit committee and approved by the board of directors and we are not in a position to agree or disagree with Tidewater Inc.'s statement that Ernst & Young LLP was not consulted or did not provide a written report or oral advice regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Tidewater Inc.'s financial statements.

Very truly yours,

/s/ KPMG Peat Marwick LLP